Exhibit (a)(2)

Form of E-mail to be sent to eligible employees upon commencement of the offer from Boaz Raviv,
Chief Executive Officer of RADVISION Ltd.

Dear Employee,

Today, I am happy to announce that RADVISION, with the full support of our Board of Directors, will be offering you the opportunity to participate in an employee stock option exchange program. The option exchange program is available to non-executive employees and recognizes the essential contribution you make to RADVISION and the value of your dedication and experience to our company’s future.

We are aware that you joined RADVISION for a career that would enable you to grow and thrive and to share in our mutual success. This is one reason why stock options are part of the compensation package that we try to offer to certain of our employees.

Over the past year, your hard work has enabled us to move forward with the strategic plan we initiated at the beginning of 2008 to reassert our technology leadership and support and expand our channel relationships. We can all be proud of the progress we have made. However, due to, among other reasons, the extreme turmoil and uncertainty in the financial markets, many of the currently outstanding options held by employees are “out-of-the-money,” and have been out-of-the-money for a considerable period of time.

During the course of today and tomorrow we will send you information and documentation relating to the stock option exchange offer by email and printed copies will be provided to you soon. You should read all of these documents carefully before you decide whether to participate in the offer. Participation is completely voluntary.

Participating in the offer involves risks that are discussed in the offer materials that will be distributed. We recommend that you speak with your personal financial, legal and/or tax advisors to weigh the benefits and risks involved in participating in the stock option exchange program. If you choose not to participate, you will retain your current options under their current terms and conditions.

This correspondence is an introduction to the offer, but does not describe the terms and conditions that apply.

RADVISION will always place the utmost importance on its valued employees and their welfare. The heart and soul of our Company is, without doubt, our human resource and we are truly confident that together, as a motivated and dedicated team of professionals and colleagues, we can take RADVISION to greater achievements and successes.

Finally, I want to commend all of you for your continued commitment to RADVISION and to our customers.

Sincerely,

Boaz Raviv